SUB-ITEM 77C
               SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

         On January 20, 2005, Foreside Fund Services, LLC, initial shareholder of Jordon Opportunity Fund, approved the following:

(1)  Investment   Advisory  Agreement  between  the  Registrant  and  Windowpane
     Advisors, L.L.C. ("Windowpane") with respect to the Fund and

(2) Investment Sub-Advisory Agreement between Windowpane and Hellman, Jordan Management Co., Inc. with respect to the Fund.